EXHIBIT 16.3


November 10, 2005

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:      Nannaco, Inc.
         File Reference No. 333-128455

We were previously the independent registered public accounting firm for Nannaco, Inc. and under the date of January 20, 2005, we reported on the financial statements of Nannaco, Inc. as of September 30, 2004 and for the years ended September 30, 2004 and 2003. On October 20, 2005, we resigned as the independent registered public accounting firm. We have read Nannaco, Inc.'s statements included in Item 4.01 as it pertains to Salberg & Company, P.A. on the Form 8-K/A dated October 20, 2005 of Nannaco, Inc. to be filed with the Securities and Exchange Commission and we agree with such statements.


Very truly yours, SALBERG & COMPANY, P.A.


Scott D. Salberg, CPA, CVA
For the Firm